Exhibit 99.4

On January 31, 2014, Dassault Systèmes updated its website at www.3ds.com/about-3ds/announcement/accelrys.  The updated website includes the information filed herewith.

We use cookies to operate this website and to improve its usability. Please note that by using this site you are consenting to the use of cookies. For more information, please read our Privacy Policy / Cookies page.  Don't show me this message again  Global -English About 3DS Investors Events Press Releases Academia Jobs PASSION FOR INNOVATION Sign In  Dassault Systèmes INDUSTRIES PRODUCTS & SERVICES HOW TO BUY SUPPORT & TRAINING PARTNERS  ABOUT 3DS ACCELRYS  Important Information  The tender offer described in this website has not yet commenced, and this material is neither an offer to purchase nor a solicitation of an offer to sell shares of Accelrys’ common stock. At the time the tender offer is commenced, Dassault Systèmes will file a tender offer statement with the United States Securities and Exchange Commission (the “SEC”). Accelrys’ stockholders are strongly advised to read these documents that will be filed with the SEC, because they will contain important information that Accelrys’ stockholders should consider before tendering their shares. These documents will be available for free at the SEC’s website (http://www.sec.gov) or by directing a request to Dassault Systèmes, 10 rue Marcel Dassault, CS 40501, 78946 Vélizy-Villacoublay, Cedex, France.  Dassault Systèmes and Accelrys to Join Forces

Delivering Scientific Innovation in the Age of Experience  Reduce costs, enhance productivity and improve outcomes through the automation and expert use of predictive science.  The Innovation platform of tomorrow must be capable of designing customer experiences at the molecular level (Nurture Social Industry Experience Strategy)  Dassault Systèmes, the 3DEXPERIENCE Company and Accelrys, Inc. announced the signing of a definitive merger agreement for Dassault Systèmes to acquire San Diego-based Accelrys, Inc.(Accelrys), a leading provider of scientific innovation lifecycle management software for chemistry, biology and materials. Under the terms and conditions of the merger agreement, Dassault Systèmes will make an all cash tender offer for all of the outstanding shares of Accelrys common stock. Dassault Systèmes intends to acquire any shares of Accelrys not tendered into the tender offer, via a merger that will be effected as soon as possible after the closing of the tender offer.  Combining with Accelrys will enrich the molecular chemistry capabilities from discovery to manufacturing and regulatory requirements of Dassault Systèmes’ formulation-based industry offerings such as life  sciences, consumer packaged goods, high tech and energy, as well as advanced manufacturing industries. Accelrys’ list of 2,000 customers includes many of the Fortune 500 companies, with major industry players in pharma/biotech, consumer packaged goods and chemical including Sanofi, Pfizer, GSK, AstraZeneca, DuPont, Shell, BASF, P&G, Unilever and L’Oréal.  “The World demands a new paradigm for sustainability where chemistry, materials and biology meet. This is what the virtual universes enabled by Dassault Systèmes are delivering, capable of harmonizing products, nature and life, from imagination to industry solution experience.” said Bernard Charlès, President and CEO, Dassault Systèmes. “With our passionate and talented teams, Accelrys is convinced that joining Dassault Systèmes will deliver transformational value to our customers by combining science-based innovation with product lifecycle management.” said Max Carnecchia, President and CEO of Accelrys.  In today's experience economy, the capability to develop, simulate and produce breakthrough experiences at the molecular level delivers transformational value for enterprises of all industries, and has the promise to provide exponential value to consumers.  Customer Experiences in your Industry Academic Aerospace Automotive Biotechnology Chemicals Consumer Packaged Goods Electronics Energy Government Pharmaceutical Also experience in your Area of Science: Biosciences Chemistry Materials Quick links Press release Conference call details accelrys®

Hear Accelrys CEO, Max Carnecchia speak about Scientific Innovation Lifecycle Management


Scientific Innovation Lifecycle Management: Sta...
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This website contains forward-looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of the control of Dassault Systèmes, are difficult to predict and may cause actual outcomes to differ significantly from any future outcome expressed or implied in the forward-looking statements in this website. While Dassault Systèmes believes that the assumptions made and the expectations reflected in this website are reasonable, no assurance can be given that such assumptions or expectations will prove to have been correct and no guarantee of whatsoever nature is assumed in this respect. The uncertainties include, inter alia, the risk of a change in general economic conditions and government and regulatory actions. These known, unknown and uncertain factors are not exhaustive, and other factors, whether known, unknown or unpredictable, could cause the group's actual results or ratings to differ materially from those assumed hereinafter. Dassault Systèmes undertakes no obligation to update or revise the forward-looking statements in this website whether as a result of new information, future events or otherwise.

- Customer Experience in Aerospace
- Customer Experience in Automotive
- Customer Experience in Chemicals
- Customer Experience in Consumer Packaged Goods
- Customer Experience in Electronics
- Customer Experience in Energy
- Customer Experience in Pharma/Biotech

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